EXHIBIT 99.1

2009 RESTRICTED STOCK PLAN
NORTHERN STATES FINANCIAL CORPORATION

ARTICLE 1

PURPOSE AND EFFECTIVE DATE

1.1   Purpose.  The purpose of this 2009 Restricted Stock Plan of Northern States Financial Corporation is to promote the long-term financial success of Northern States Financial Corporation, increasing stockholder value by providing employees and directors the opportunity to acquire an ownership interest in Northern States Financial Corporation and enabling Northern States Financial Corporation and its related entities to attract and retain the services of the employees and directors upon whom the successful conduct of Northern States Financial Corporation’s business depends.

1.2   Effective Date.  This Plan shall be effective when it is adopted by Northern States Financial Corporation’s board of directors and approved thereafter by the affirmative vote of Northern States Financial Corporation stockholders.

ARTICLE 2

DEFINITIONS

When used in this Plan, the following words, terms, and phrases have the meanings given in this Article 2 unless another meaning is expressly provided elsewhere in this document or is clearly required by the context.  When applying these definitions and any other word, term, or phrase used in this Plan, the form of any word, term, or phrase shall include any and all of its other forms.

2.1   Award means a grant of Restricted Stock or Restricted Stock Units, contingent upon satisfaction of conditions described in this Plan and in a Participant’s Award Agreement.

2.2   Award Agreement means the written or electronic agreement between Northern States Financial Corporation and each Participant containing the terms and conditions of an Award and the manner in which it will or may be earned.  If there is a conflict between the terms of this Plan and the terms of the Award Agreement, the terms of this Plan shall govern.

2.3   Director means a person who, on the date an Award is made to him or to her, is not an Employee but who is a member of Northern States Financial Corporation’s board of directors, a member of the board of directors of a Related Entity, or a member of the governing body of any unincorporated Related Entity.  For purposes of applying this definition, a Director’s status shall be determined as of the date an Award is made to him or to her.

2.4   Employee means any person who, on any applicable date, is a common law employee of Northern States Financial Corporation or a Related Entity.  A worker who is not classified as a common law employee but who is subsequently reclassified as a common law employee for any reason and on any basis shall be treated as a common law employee solely from the date reclassification occurs.  Reclassification shall not be applied retroactively for any purpose of this Plan.

2.5   Fair Market Value means the value of one share of Northern States Financial Corporation common stock, determined according to the following rules:  (x) if Northern States Financial Corporation common stock is traded on an exchange or on an automated quotation system giving closing prices, the reported closing price on the relevant date if it is a trading day and otherwise on the next trading day, (y) if Northern States Financial Corporation common stock is traded over-the-counter with no reported closing price, the mean between the highest bid and the lowest asked prices on that quotation system on the relevant date if it is a trading day and otherwise on the next trading day, or (z) if neither clause (x) nor clause (y) applies, the fair market value as determined by the Plan Committee in good faith.

2.6   Internal Revenue Code means the Internal Revenue Code of 1986, as amended or superseded after the date this Plan becomes effective under section 1.2, and any applicable rulings or regulations issued under the Internal Revenue Code of 1986.

2.7   Northern States Financial Corporation means Northern States Financial Corporation, a Delaware corporation.  Except for purposes of determining whether a Change in Control has occurred (according to Article 7), the term Northern States Financial Corporation also means any corporation or entity that is a successor to Northern States Financial Corporation or substantially all of its assets and that assumes the obligations of Northern States Financial Corporation under this Plan by operation of law or otherwise.

2.8   Participant means an Employee or Director to whom an Award is granted, for as long as the Award remains outstanding.

2.9   Plan means this 2009 Restricted Stock Plan of Northern States Financial Corporation, as the same may be amended from time to time.

2.10    Plan Committee means a committee of Northern States Financial Corporation’s board of directors consisting entirely of individuals (a) who are outside directors as defined in Treasury Regulation section 1.162-27(e)(3)(i), (b) who are non-employee directors within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, (c) who do not receive remuneration from Northern States Financial Corporation or any Related Entity in any capacity other than as a director, except as permitted under Treasury Regulation section 1.162-27(e)(3), and (d) who are independent directors within the meaning of The Nasdaq Stock Market, Inc.’s rules.  The Plan Committee shall consist of at least three individuals.

2.11    Plan Year means Northern States Financial Corporation’s fiscal year.

2.12   Related Entity means an entity that is or becomes related to Northern States Financial Corporation through common ownership, as determined under Internal Revenue Code section 414(b) or (c) but modified as permitted under Treasury Regulation section 1.409A-1(b)(5)(iii)(E) and any successor to those regulations.

2.13   Restricted Stock means a share of Northern States Financial Corporation common stock, par value $0.40 per share, granted under Article 6 of this Plan.  Restricted Stock Unit means the right to receive a share of Northern States Financial Corporation common stock, par value $0.40 per share, granted under Article 6 of this Plan.

ARTICLE 3

PARTICIPATION

3.1   Awards to Employees.  Consistent with the terms of the Plan and subject to section 3.3, the Plan Committee alone shall decide which Employees will be granted Awards and shall determine the terms upon which Awards are granted and may be earned.  The Plan Committee may establish different terms and conditions for each Award, regardless of whether the Awards are granted at the same time or at different times.  The Plan Committee shall have exclusive authority to determine whether an Award qualifies or is intended to qualify for the exemption from the deduction limitations of Internal Revenue Code section 162(m) for performance-based compensation.

3.2   Awards to Directors.  Consistent with the terms of the Plan and subject to section 3.3, Northern States Financial Corporation’s board of directors alone may grant to Awards to Directors.

3.3   Conditions of Participation.  By accepting an Award, each Employee and Director agrees (x) to be bound by the terms of the Award Agreement and the Plan and to comply with other conditions imposed by the Plan Committee, and (y) that the Plan Committee (or Northern States Financial Corporation’s board of directors, as appropriate) may amend the Plan and the Award Agreements without any additional consideration if necessary to avoid penalties arising under Internal Revenue Code section 409A, even if the amendment reduces, restricts, or eliminates rights that were granted under the Plan, the Award Agreement, or both before the amendment.

ARTICLE 4

ADMINISTRATION

4.1   Duties.  The Plan Committee is responsible for administering the Plan and shall have all powers appropriate and necessary for that purpose.  Consistent with the Plan’s objectives, Northern States Financial Corporation’s board of directors and the Plan Committee may adopt, amend, and rescind rules and regulations relating to the Plan to protect Northern States Financial Corporation’s and Related Entities’ interests.  Consistent with the Plan’s objectives, Northern States Financial Corporation’s board of directors and the Plan Committee shall have complete discretion to make all other decisions necessary or advisable for the administration and interpretation of the Plan.  Actions of Northern States Financial Corporation’s board of directors and the Plan Committee shall be final, binding, and conclusive for all purposes and upon all persons.

4.2   Delegation of Duties.  In its sole discretion, Northern States Financial Corporation’s board of directors and the Plan Committee may delegate ministerial duties associated with the Plan to any person that it deems appropriate, including an Employee.  However, neither Northern States Financial Corporation’s board of directors nor the Plan Committee shall delegate a duty it must discharge to comply with the conditions for exemption of performance-based compensation from the deduction limitations of section 162(m).

4.3   Award Agreement.  As soon as administratively practical after an Award is made, the Plan Committee or Northern States Financial Corporation’s board of directors shall prepare and deliver an Award Agreement to each affected Participant.  The Award Agreement shall describe the terms of the Award and, if different from the terms of the Plan, describe (x) any conditions that must be satisfied before the Award is vested or earned, (y) any objective restrictions placed on the Award and any performance-related conditions and performance criteria that must be satisfied before those restrictions are released, and (z) any other applicable terms and conditions affecting the Award.

4.4   Indemnification.  Each individual who is or was a member of Northern States Financial Corporation’s board of directors or Plan Committee shall be indemnified and held harmless by Northern States Financial Corporation against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be made a party or in which he or she may be involved by reason of any action taken or not taken under the Plan as a director of Northern States Financial Corporation or as a

Plan Committee member and against and from any and all amounts paid, with Northern States Financial Corporation’s approval, by him or her in settlement of any matter related to or arising from the Plan as a Northern States Financial Corporation director or as a Plan Committee member or paid by him or her in satisfaction of any judgment in any action, suit or proceeding relating to or arising from the Plan against him or her as a Northern States Financial Corporation director or as a Plan Committee member, but only if he or she gives Northern States Financial Corporation an opportunity at its expense to handle and defend the matter before he or she undertakes to handle and defend it in his or her own behalf.  The right of indemnification described in this section is not exclusive and is independent of any other rights of indemnification to which the individual may be entitled under Northern States Financial Corporation’s organizational documents, by contract, as a matter of law, or otherwise.

ARTICLE 5

LIMITS ON STOCK SUBJECT TO AWARDS

5.1   Number of Authorized Shares of Stock.  With any adjustments required by section 5.4, the maximum number of shares of Northern States Financial Corporation common stock that may be subject to Awards under this Plan is 400,000.  The shares of Northern States Financial Corporation common stock to be delivered under this Plan may consist in whole or in part of treasury stock or authorized but unissued shares not reserved for any other purpose.

5.2   Award Limits and Annual Participant Limits.  The aggregate number of shares of Northern States Financial Corporation common stock underlying Awards granted under this Plan to an individual Participant in any Plan Year, regardless of whether the Awards are thereafter forfeited, canceled, or terminated, shall not exceed 10% of the total number of shares issuable under the Plan.

5.3   Share Accounting.  (a) As appropriate, the number of shares of Northern States Financial Corporation common stock available for Awards under this Plan shall be conditionally reduced by the number of shares of Northern States Financial Corporation common stock subject to outstanding Awards.

(b)   As appropriate, the number of shares of Northern States Financial Corporation common stock available for Awards under this Plan shall be absolutely reduced by the number of shares of Northern States Financial Corporation common stock issued because of satisfaction of the terms of an Award Agreement.

(c)   As appropriate, shares of Northern States Financial Corporation common stock subject to an Award that for any reason is forfeited, canceled, or terminated without the issuance of Northern States Financial Corporation common stock may again be granted under the Plan.

5.4   Adjustment in Capitalization.  If after the date this Plan becomes effective under section 1.2 there is a stock dividend or stock split, recapitalization (including payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to stockholders, exchange of shares or other similar corporate change affecting Northern States Financial Corporation common stock, then consistent with the applicable provisions of Internal Revenue Code and associated regulations and to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, the Plan Committee shall, in a manner the Plan Committee considers equitable, adjust (a) the number of Awards that may be granted to Participants during a Plan Year, (b) the aggregate number of shares available for Awards under section 5.1 or subject to outstanding Awards, as well as any share-based limits imposed under this Plan, (c) the number of shares and other limitations applicable to outstanding or subsequently granted Awards, and (d) any other factors, limits, or terms affecting any outstanding or subsequently granted Awards.

ARTICLE 6

AWARDS

6.1   Grant.  Subject to the terms, restrictions, and conditions specified in the Plan and the associated Award Agreement, at any time during the term of this Plan the Plan Committee may grant shares of Restricted Stock or Restricted Stock Units to Employees and Northern States Financial Corporation’s board of directors may grant shares of Restricted Stock or Restricted Stock Units to Directors.  Restricted Stock and Restricted Stock Units may be granted at no cost or at a price per share determined by the Plan Committee or the board of directors, which may be less than the Fair Market Value of a share of Northern States Financial Corporation common stock on the date of grant.

6.2   Vesting.  Subject to the terms, restrictions, and conditions specified in the Plan and the associated Award Agreement and unless otherwise specified in the Award Agreement –

(a)   terms, restrictions, and conditions imposed on Restricted Stock and Restricted Stock Units granted to Employees and Directors shall lapse as described in the Award Agreement,

(b)   during the period in which satisfaction of the conditions imposed on Awards is to be determined, the Award and any shares of common stock issuable as a dividend or other distribution on the Award shall be held by Northern States Financial Corporation as escrow agent,

(c)   at the end of the period in which satisfaction of the conditions imposed on Awards is to be determined, Awards shall be (x) forfeited if all terms, restrictions, and conditions described in the Award Agreement are not satisfied (with a refund, without interest, of any consideration paid by the Participant), or (y) considered vested and shall be released from escrow and shares of Northern States Financial Corporation common stock shall be distributed to the Participant as soon as practicable after the last day of the period in which satisfaction of the conditions imposed on Awards is to be determined if all terms, restrictions, and conditions specified in the Award Agreement are satisfied.  Any Award relating to a fractional share of Northern States Financial Corporation common stock shall be rounded to the next whole share when settled.

6.3   Rights Associated With Restricted Stock and Restricted Stock Units.  During the period in which satisfaction of the conditions imposed on Awards is to be determined and unless the Award Agreement specifies otherwise, Restricted Stock and Restricted Stock Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated.  Except as otherwise required for compliance with the conditions for exemption of performance-based compensation from the deduction limitations of Internal Revenue Code section 162(m) and except as otherwise required by the terms of the applicable Award Agreement, during the period in which satisfaction of the conditions imposed on an Award is to be determined, each Participant to whom Restricted Stock is issued may exercise full voting rights associated with that Restricted Stock and shall be entitled to receive all dividends and other distributions on that Restricted Stock; provided, however, that if a dividend or other distribution is paid in the form of shares of common stock, those shares shall also be considered Restricted Stock and shall be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock to which the dividend or distribution relates.  Restricted Stock Units shall not have voting rights or the right to receive dividends, except that an Award Agreement for Restricted Stock Units may specify that a Participant’s Restricted Stock Units shall be credited with dividend equivalents.

6.4   Termination of Employment or Director Service.  Unless specified otherwise in the Award Agreement or in this Plan, the portion of a Participant’s outstanding Award that is unvested and held in escrow shall be forfeited when the Participant’s employment or director service terminates.

6.5   Internal Revenue Code Section 83(b) Election.  The Plan Committee may provide in an Award Agreement that the Award is conditioned upon the Participant making or refraining from making an election under Internal Revenue Code section 83(b).  If a Participant makes an election under Internal Revenue Code section 83(b) concerning a Restricted Stock Award, the Participant must promptly file a copy of the election with Northern States Financial Corporation.

ARTICLE 7

EFFECT OF A CHANGE IN CONTROL

7.1   Definition of Change in Control.  The term “Change in Control” shall have the meaning given in any written agreement between the Participant and Northern States Financial Corporation or a Related Entity.  However, if an Award is subject to Internal Revenue Code section 409A, the term Change in Control shall have the meaning given in section 409A.  If an Award is not subject to Internal Revenue Code section 409A and if the term Change in Control is not defined in a written agreement between the Participant and Northern States Financial Corporation or a Related Entity, any of the following events occurring on or after the date this Plan becomes effective under section 1.2 shall constitute a Change in Control –

(a)   Change in board composition.  If individuals who constitute Northern States Financial Corporation’s board of directors on the date this Plan becomes effective under section 1.2 (the “Incumbent Directors”) cease for any reason to constitute a majority of the board of directors.  A person who becomes a director after the date this Plan becomes effective and whose election or nomination for election is approved by a vote of at least two-thirds (2/3) of the Incumbent Directors on the board of directors shall be deemed to be an Incumbent Director.  The necessary two-thirds approval may take the form of a specific vote on that person’s election or nomination or it may take the form of approval of Northern States Financial Corporation’s proxy statement in which the person is named as a nominee for director, without written objection by Incumbent Directors to the nomination.  A person elected or nominated as a director of Northern States Financial Corporation initially as the result of an actual or threatened director-election contest or any other actual or threatened solicitation of proxies by or on behalf of any person other than Northern States Financial Corporation’s board of directors shall never be considered an Incumbent Director unless at least two-thirds (2/3) of the Incumbent Directors specifically vote to treat that person as an Incumbent Director.

(b)   Significant ownership change.  If any person directly or indirectly is or becomes the beneficial owner of securities whose combined voting power in the election of Northern States Financial Corporation’s directors is –

1)   50% or more of the combined voting power of all of Northern States Financial Corporation’s outstanding securities eligible to vote for the election of Northern States Financial Corporation directors,

2)   25% or more, but less than 50%, of the combined voting power of all of Northern States Financial Corporation’s outstanding securities eligible to vote in the election of Northern States Financial Corporation’s directors, except that an event described in this paragraph (b)(2) shall not constitute a Change in Control if it is the result of any of the following acquisitions of Northern States Financial Corporation’s securities –

(i)   by Northern States Financial Corporation or a Related Entity, reducing the number of Northern States Financial Corporation securities outstanding (unless the person thereafter becomes the beneficial owner of additional securities that are eligible to vote in the election of Northern States Financial Corporation directors, increasing the person’s beneficial ownership by more than one percent),

(ii)   by or through an employee benefit plan sponsored or maintained by Northern States Financial Corporation or a Related Entity and described (or intended to be described) in Internal Revenue Code section 401(a),

(iii)   by or through an equity compensation plan maintained by Northern States Financial Corporation or a Related Entity, including this Plan and any program described in Internal Revenue Code section 423,

(iv)   by an underwriter temporarily holding securities in an offering of securities,

(v)   in a Non-Control Transaction, as defined in section 7.1(c), or

(vi)   in a transaction (other than one described in section 7.1(c)) in which securities eligible to vote in the election of Northern States Financial Corporation directors are acquired from Northern States Financial Corporation, if a majority of the Incumbent Directors approves a resolution providing expressly that the acquisition shall not constitute a Change in Control.

(c)   Merger.  Consummation of a merger, consolidation, share exchange, or similar form of corporate transaction involving Northern States Financial Corporation or a Related Entity and requiring approval of Northern States Financial Corporation’s stockholders, whether for the transaction or for the issuance of securities in the transaction (a “Business Combination”), unless immediately after the Business Combination –

1)   more than 50% of the total voting power of either (x) the corporation resulting from consummation of the Business Combination (the “Surviving Corporation”) or, if applicable, (y) the ultimate parent corporation that directly or indirectly beneficially owns 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”) is represented by securities that were eligible to vote in the election of Northern States Financial Corporation directors and that were outstanding immediately before the Business Combination (or, if applicable, represented by securities into which the Northern States Financial Corporation securities were converted in the Business Combination), and that voting power among the holders thereof is in substantially the same proportion as the voting power of securities eligible to vote in the election of Northern States Financial Corporation directors among the holders thereof immediately before the Business Combination,

2)   no person (other than any employee benefit plan sponsored or maintained by the Surviving Corporation or the Parent Corporation or any employee stock benefit trust created by the Surviving Corporation or the Parent Corporation) directly or indirectly is or becomes the beneficial owner of 25% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), and

3)   at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were Incumbent Directors when the initial agreement providing for the Business Combination was approved by Northern States Financial Corporation’s board of directors.

A Business Combination satisfying all of the criteria specified in clauses (1), (2), and (3) of this section 7.1(c) shall constitute a “Non-Control Transaction,” or

(d)   Sale of Assets.  If Northern States Financial Corporation’s stockholders approve a plan of complete liquidation or dissolution of Northern States Financial Corporation or a sale of all or substantially all of its assets, but in any case if and only if Northern States Financial Corporation’s assets are transferred to an entity not owned directly or indirectly by Northern States Financial Corporation or its stockholders.

7.2  Effect of Change in Control.  If a Change in Control occurs, the Plan Committee shall have the right in its sole discretion to –

(a)   accelerate the vesting of Awards, despite any limitations contained in the Plan or Award Agreement,

(b)   cancel any or all outstanding unvested Awards in exchange for the kind and amount of shares of the surviving or new corporation, cash, securities, evidences of indebtedness, other property, or any combination thereof that the holder of the unvested Award would have received upon consummation of the Change-in-Control transaction (the “Acquisition Consideration”) had the Award been vested before the transaction, less any applicable exercise or purchase price, or convert the unvested Award into restricted shares or units relating to the surviving or new corporation in the transaction, or

(c)   take such other action as it deems appropriate to preserve the value of the Award to the Participant.

The Plan Committee may provide for any of the foregoing actions in an Award Agreement in advance, may provide for any of the foregoing actions in connection with the Change in Control, or both.  Alternatively, the Plan Committee shall also have the right to require any purchaser of Northern States Financial Corporation’s assets or stock, as the case may be, to take any of the actions set forth in the preceding sentence as such purchaser may determine to be appropriate or desirable.  The manner of application and interpretation of the provisions of this section 7.2 shall be determined by the Plan Committee in its sole and absolute discretion.  Despite any provision of this Plan or an Award Agreement to the contrary, a Participant shall not be entitled to any amount under this Plan if he or she acted in concert with any person to effect a Change in Control, unless the Participant acted at the specific direction of Northern States Financial Corporation’s board of directors and in his or her capacity as an employee of Northern States Financial Corporation or a Related Entity.  For purposes of this Plan the term “person” shall be as defined in section 3(a)(9) and as used in sections 13(d)(3) and 14(d) (2) of the Securities Exchange Act of 1934, and the terms “beneficial owner” and “beneficial ownership” shall have the meaning given in the Securities and Exchange Commission’s Rule 13d-3 under the Securities Exchange Act of 1934.

The Plan Committee shall not have the discretion, however, to accelerate the vesting or exercisability of any Award held by a Covered Officer to the extent that (x) the Award is eligible for the exemption of performance-based compensation from the deduction limitation of Internal Revenue Code section 162(m) and (y) the existence of the Plan Committee’s authority to accelerate vesting or exercisability or actual acceleration of vesting or exercisability would render unavailable for the Award the exemption of performance-based compensation from the deduction limitation of Internal Revenue Code section 162(m).  For this purpose the term “Covered Officer” means those Employees whose compensation is or likely will be subject to limited deductibility under Internal Revenue Code section 162(m) as of the last day of any calendar year.

ARTICLE 8

AMENDMENT, MODIFICATION, AND TERMINATION OF THIS PLAN

Northern States Financial Corporation may terminate, suspend, or amend the Plan at any time without stockholder approval, unless stockholder approval is necessary to satisfy applicable requirements imposed by (a) Rule 16b-3 under the Securities Exchange Act of 1934, or any successor rule or regulation, (b) the Internal Revenue Code, which requirements may include qualification of an Award as performance-based compensation under Internal Revenue Code section 162(m), or (c) any securities exchange, market, or other quotation system on or through which Northern States Financial Corporation’s securities are listed or traded.  However, no Plan amendment shall (x) result in the loss of a Plan Committee member’s status as a “non-employee director,” as that term is defined in Rule 16b-3 under the Securities Exchange Act of 1934 or any successor rule or regulation, (y) cause the Plan to fail to satisfy the requirements imposed by Rule 16b-3, or (z) without the affected Participant’s consent (and except as specifically provided otherwise in this Plan or the Award Agreement), adversely affect any Award granted before the amendment, modification, or termination.  Despite any provision in the Plan, including this Article 8, to the contrary, Northern States Financial Corporation shall have the right to amend the Plan and any Award Agreements without additional consideration to affected Participants if amendment is necessary to avoid penalties arising under Internal Revenue Code section 409A, even if the amendment reduces, restricts, or eliminates rights granted under the Plan, the Award Agreement, or both before the amendment.

ARTICLE 9

ISSUANCE OF SHARES AND SHARE CERTIFICATES

9.1    Delivery of Share Certificates.  Northern States Financial Corporation shall not be required to issue or deliver any certificates until all of the following conditions are fulfilled –

(a)   payment in full for the shares and for any tax withholding,

(b)   completion of any registration or other qualification of the shares the Plan Committee in its discretion deems necessary or advisable under any Federal or state laws or under the rulings or regulations of the Securities and Exchange Commission or any other regulating body,

(c)   if Northern States Financial Corporation common stock is listed on The Nasdaq Stock Market or another exchange, admission of the shares to listing on The Nasdaq Stock Market or the other exchange,

(d)   if the offer and sale of shares of Northern States Financial Corporation common stock are not registered under the Securities Act of 1933, qualification of the offer and sale as a private placement under the Securities Act of 1933 or qualification under another registration exemption under the Securities Act of 1933,

(e)   obtaining any approval or other clearance from any Federal or state governmental agency the Plan Committee in its discretion determines to be necessary or advisable, and

(f)   the Plan Committee is satisfied that the issuance and delivery of shares of Northern States Financial Corporation common stock under this Plan complies with applicable Federal, state, or local law, rule, regulation, or ordinance or any rule or regulation of any other regulating body, for which the Plan Committee may seek approval of Northern States Financial Corporation’s counsel.

9.2   Applicable Restrictions on Shares.  Shares of Northern States Financial Corporation common stock issued may be subject to such stock transfer orders and other restrictions as the Plan Committee may determine are necessary or advisable under any applicable Federal or state securities law rules, regulations and other requirements, the rules, regulations and other requirements of The Nasdaq Stock Market or any stock exchange upon which Northern States Financial Corporation common stock is listed, and any other applicable Federal or state law.  Certificates for the common stock may bear any restrictive legends the Plan Committee considers appropriate.

9.3   Book Entry.  Instead of issuing stock certificates evidencing shares, Northern States Financial Corporation may use a book entry system in which a computerized or manual entry is made in the records of Northern States Financial Corporation to evidence the issuance of shares of Northern States Financial Corporation common stock.  Northern States Financial Corporation’s records are binding on all parties, unless manifest error exists.

ARTICLE 10

MISCELLANEOUS

10.1   Assignability.  Except as described in this section, an Award may not be transferred except by will or by the laws of descent and distribution.  However, with the permission of the Plan Committee a Participant or a specified group of Participants may transfer Awards to a revocable inter vivos trust of which the Participant is the settlor, or may transfer Awards to a member of the Participant’s immediate family, a revocable or irrevocable trust established solely for the benefit of the Participant’s immediate family, a partnership or limited liability company whose only partners or members are members of the Participant’s immediate family, or an organization described in Internal Revenue Code section 501(c)(3).  An Award transferred to one of these permitted transferees shall continue to be subject to all of the terms and conditions that applied to the Award before the transfer and to any other rules prescribed by the Plan Committee.  A permitted transferee may not retransfer an Award except by will or by the laws of descent and distribution, and the transfer by will or by the laws of descent and distribution must be a transfer to a person who would be a permitted transferee according to this section 10.1.

10.2   No Implied Rights to Awards or Continued Services.  No potential participant has any claim or right to be granted an Award under this Plan, and there is no obligation of uniformity of treatment of Participants under this Plan.  Nothing in the Plan guarantees or shall be construed to guarantee that any Participant will receive a future Award.  Neither this Plan nor any Award shall be construed as giving any individual any right to continue as an Employee or Director of Northern States Financial Corporation or a Related Entity.  Neither the Plan nor any Award shall constitute a contract of employment, and Northern States Financial Corporation expressly reserves to itself and all Related Entities the right at any time to terminate employees free from liability or any claim under this Plan.

10.3   Tax Withholding.  (a) Northern States Financial Corporation shall withhold from other amounts owed to the Participant or require a Participant to remit to Northern States Financial Corporation an amount sufficient to satisfy Federal, state, and local withholding tax requirements on any Award or cancellation of an Award or purchase of stock.  If these amounts are not to be withheld from other payments due to the Participant or if there are no other payments due to the Participant, Northern States Financial Corporation shall defer payment of cash or issuance of shares of stock until the earlier of (x) 30 days after the settlement date, or (y) the date the Participant remits the required amount.

(b)   If the Participant does not remit the required amount within 30 days after the settlement date, Northern States Financial Corporation shall permanently withhold from the value of the

Awards to be distributed the minimum amount required to be withheld to comply with applicable Federal, state, and local income, wage, and employment taxes, distributing the remainder to the Participant.

(c)   In its sole discretion, which may be withheld for any reason or for no reason, the Plan Committee may permit a Participant to reimburse Northern States Financial Corporation for this tax withholding obligation through one or more of the following methods, subject to conditions the Plan Committee establishes –

1)   having shares of stock otherwise issuable under the Plan withheld by Northern States Financial Corporation, but only to the extent of the minimum amount that must be withheld to comply with applicable state, Federal, and local income, employment, and wage tax laws,

2)   delivering to Northern States Financial Corporation previously acquired shares of Northern States Financial Corporation common stock,

3)   remitting cash to Northern States Financial Corporation, or

4)   remitting a personal check immediately payable to Northern States Financial Corporation

10.4   No Limitation on Compensation.  Nothing in the Plan shall be construed to limit the right of Northern States Financial Corporation to establish other plans or to pay compensation to its employees or directors in cash or property in a manner not expressly authorized under the Plan.

10.5   Governing Law.  The Plan and all agreements hereunder shall be construed in accordance with and governed by the laws, other than laws governing conflict of laws, of the State of Illinois.  This Plan is not intended to be governed by the Employee Retirement Income Security Act of 1974.  The Plan shall be construed and administered in a manner consistent with that intent.

10.6   No Impact on Benefits.  Plan Awards are not compensation for purposes of calculating a Participant’s rights under any employee benefit plan that does not specifically require the inclusion of Awards in benefit calculations.

10.7   Securities and Exchange Commission Rule 16b-3.  The Plan is intended to comply with all applicable conditions of Securities and Exchange Commission Rule 16b-3 under the Securities Exchange Act of 1934, as that rule may be amended from time to time.  All transactions involving a Participant who is subject to beneficial ownership reporting under section 16(a) of the Securities Exchange Act of 1934 shall be subject to the conditions set forth in Rule 16b-3, regardless of whether the conditions are expressly set forth in this Plan, and any provision of this Plan that is contrary to Rule 16b-3 shall not apply to that Participant.

10.8   Internal Revenue Code Section 162(m).  The Plan is intended to comply with applicable requirements of section 162(m) for exemption of performance-based compensation from the deduction limitations of section 162(m).  Unless the Plan Committee expressly determines otherwise, any provision of this Plan that is contrary to those section 162(m) exemption requirements shall not apply to an Award that is intended to qualify for the exemption for performance-based compensation.

10.9   Successors.  All obligations of Northern States Financial Corporation under Awards granted under this Plan are binding on any successor to Northern States Financial Corporation, whether as a result of a direct or indirect purchase, merger, consolidation, or otherwise of all or substantially all of the business or assets of Northern States Financial Corporation.

10.10   Severability.  If any provision of this Plan or the application thereof to any person or circumstances is held to be illegal or invalid, the illegality or invalidity shall not affect the remaining parts of this Plan or other applications, and this Plan is to be construed and enforced as if the illegal or invalid provision had not been included.

10.11   No Golden Parachute Payments.  Despite any provision in this Plan or in an Award Agreement to the contrary, Northern States Financial Corporation shall not be required to make any payment under this Plan or an Award Agreement that would be a prohibited golden parachute payment within the meaning of section 18(k) of the Federal Deposit Insurance Act.